EXHIBIT 23.3

Bagell, Josephs, Levine & Company, L.L.C.

Certified Public Accountants

406 Lippincott Drive – Suite J

Marlton, New Jersey 08053

(856) 355-5900  Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Hellenic Solutions Corporation

Athens, Greece

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1/A (No. 333-150389) of Hellenic Solutions Corporation of our report dated December 22, 2009 relating to December 31, 2008 for the year ended December 31, 2008, which appear in the Form 8-K/A.

We further consent to being named as experts in accounting and auditing as defined in the report.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Marlton, New Jersey

June 30, 2010